EXHIBIT 15.1

Graystone Company Continues Expansion of Its Bitcoin Mining Operation With Total Purchase of 41 S19j Pros

Fort Lauderdale, FL – December 10, 2021 – Graystone Company, Inc. (OTC: GYST) is pleased to announce updates about our continued expansion of its bitcoin mining operations. We have just secured the purchase of 16 additional machines. This is a great success, considering that were able to place this order just a few weeks after our previous order of 25 units of S19j Pro (100 TH/S), thereby, increasing the number of units purchased to 41. This new batch of 16 units is scheduled for February shipment and is expected to be installed and operational in April 2022. The cost to host the units is estimated at $185 per unit per month.

As we approach the end of this year and look back at what we had accomplished since we started mining on September 15, 2021, we can’t be more proud of the results. Since then, we have grown each month by thoroughly planning each equipment acquisition tranche. We are focused on being patient and growing our revenues and profits slow and steady for the long-term benefits of the company and its shareholders and building a strong foundation that can support our future expansion plans. We are currently planning on acquiring 10-20 machines per month for the next 6 months and then increasing our purchases to 20-30 machines per month. Executing on this plan will allow the company to be mining with up to 300 machines by the end of 2022. Additionally, our revenue will begin to increase as our mining hash-power increases as the new machines are installed beginning January 2022.

We are also excited to announce that we are planning to dedicate some of the equipment and space we have acquired to subleasing to 3rd party clients. This business model is attractive due to extremely high demand, and we see it as a great opportunity that can’t be missed, because it will provide supplemental revenue in addition to mining BTC for ourselves. We are passionate about the emerging bitcoin mining industry and we strongly believe in our vision we have for the future of our company, it is rewarding as we accomplish each milestone along our journey towards the building of this future.

About The Graystone Company, Inc.
Graystone Company operates two divisions: A Bitcoin BTC mining operation and a Wellness, Longevity and Anti-Aging product line. The Graystone Company, Inc. (OTC: GYST) is headquartered in Fort Lauderdale, FL., and can be contacted at www.thegraystonecompany.com or by phone at (954) 271-2704.

Corporate Website: www.thegraystonecompany.com

Corporate Twitter: https://twitter.com/TheGraystoneco

Graystone Mining Twitter: https://twitter.com/Graystonemining

*Revenue related calculations. Please note that the Company believes that any revenue related calculations are accurate and based on factual information, there can be no assurance that the Company will be able to achieve all projections due to number of business-related factors, such as equipment pricing, mining equipment availability, bitcoin mining difficulty, bitcoin market pricing and other unforeseen issues in deploying its mining rigs. You can view update information on Bitcoin Mining by visiting https://novablock.com/calculator.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

For more information:

Graystone Company

Anastasia Shishova

Email: info@thegraystonecompany.com

Phone: (954) 271-2704